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Exhibit 99.1

  GLOBAL BEVERAGE SOLUTIONS ANNOUNCES UPCOMING INTERVIEW WITH CEO ON WALLST.NET


PLANTATION, FL -- Jan. 30, 2008 - Jerry Pearring, the President and CEO of Global Beverage Solutions, Inc. (OTC BB:GBVS.OB), will be featured in an exclusive interview with www.wallst.net scheduled for January 31, 2008 at 11:00 AM EST. The interview will be posted on www.wallst.net by 8:00 PM EST on January 31, 2008.

The interview will cover topics including Global Beverage Solutions' recent agreement to repurchase 60,500,000 shares of its common stock from an existing stockholder and withdrawal of its election to be regulated as a business development company under the Investment Company Act of 1940.

To hear this interview in its entirety, please visit www.wallst.net and click on "Interviews." The interview can be accessed by locating the company's ticker symbol (GBVS.OB) under the "OTCBB" tab at the top of the "Interviews" section or by entering the company's ticker symbol in the "Search Archive" window.

ABOUT GLOBAL BEVERAGE SOLUTIONS, INC.

Global Beverage Solutions, Inc. is focused on acquiring majority ownership interests in beverage-related companies, with a particular emphasis on companies operating in the imported bottled water and alternative or "New Age" beverage industries. Global Beverage Solutions, Inc. currently operates two wholly owned beverage-related subsidiaries:

-- Aqua Maestro, Inc. - an importer and seller of bottled water via company-owned distribution centers to retailers and consumers in South Florida, direct sales to retailers outside of South Florida, direct sales to consumers generated through its website at http://www.aquamaestro.com, and sales to third party distributors.

-- Beverage Network of Maryland, Inc. - a New Age distributor based in Jessup, Maryland., which distributes brands such as Welch's and Fiji water to retailers in Washington, D.C., Northern Virginia, and the entire state of Maryland.

For additional information about Global Beverage Solutions, Inc., please visit its website at http://www.globalbeveragesolutions.com.

ABOUT WALLST.NET

www.wallst.net is owned and operated by WallStreet Direct, Inc., a wholly owned subsidiary of Financial Media Group, Inc. The website is a leading provider of timely business news, executive interviews, multimedia content, and research tools. Financial Media Group, Inc. also owns www.mywallst.net, a financial social network for investors, Financial Filings Corp., a provider of compliance solutions to publicly traded companies, and WallStRadio, a business and finance pod cast website.